Exhibit 10.51

October 19, 2017

Chuck Garner

Dear Chuck,

It is my pleasure to offer you the position of Chief Financial Officer, reporting to me. This letter includes the details of your offer with Blackhawk Network, Inc.

Your annual base compensation will be $535,000.00, less payroll deductions and all required withholdings, payable bi-weekly. You will be eligible to participate in the 2017 Executive Bonus Plan with a payout of 80% of your base salary at target with upside earnings potential up to 120% of your base salary at 120% of target. Any bonus payments will be made in accordance with the applicable bonus plan terms (see attached) and will be pro-rated based on your full time employment during 2017.

You will be recommended to receive a grant of 100,000 shares of Restricted Stock Units. This grant vests annually at a rate of 25% each year over a period of four years and is subject to final Board approval and completion of applicable grant documents. As agreed, you will not be eligible for an additional equity grant in 2018; and in 2019 and beyond, you will be eligible to receive equity in line with your peers and market at that time.

To assist with your transition to the Bay Area, you will receive a Relocation Package not to exceed $100,000 contingent upon your relocation to the Bay Area. If you voluntarily leave the company within 12 months, you are responsible for repayment of 100% of Relocation Program Benefits. All relocation expenses paid on your behalf through our relocation firm NRI that are not income tax exempt to you will be “grossed up” by paying to you the amount needed to pay the amount of income tax that would be owed on the relocation expense paid to you or on your behalf.

Upon date of hire, but prior to relocation, Blackhawk will pay the reasonable costs of your travel and temporary housing accommodations for trips between Atlanta and the Bay Area through May 31, 2018, to be treated as business travel expenses and not personal earnings.

Pending Board approval, you will be eligible to participate in the Company’s Executive Change in Control Severance Plan under “Group A”.

Other than due to a Change of Control, if Blackhawk terminates your employment without Cause* (as defined below), or if you resign for Good Reason** (as defined below), the Company shall pay or cause to be paid a severance payment in the amount equal to 52 weeks of base salary, subject to your execution of a Separation and Release Agreement reasonably acceptable to the Company attached as Exhibit A. In addition, upon an employment termination as described in the preceding sentence, you will be eligible for reimbursement of your outstanding business expenses incurred while employed by Blackhawk Network.

This offer is contingent upon the successful completion of Blackhawk’s background check verification.

You will be eligible for medical coverage on the first day of the month following your date of hire. In addition, you will begin accruing vacation at a rate of three (3) weeks per year. For your convenience, we have attached a benefits overview providing details regarding the benefit offerings as a Blackhawk Network, Inc. employee.

Every Blackhawk employee is responsible for both protecting Blackhawk’s assets, including its confidential information, and preserving confidential information that, if released, could lose its value, hurt Blackhawk’s competitive position, violate laws, or damage Blackhawk’s reputation. Such information includes (but is not limited to) information about Blackhawk’s business, new project and marketing plans, products, services, pricing, cost data, salaries, and employee and customer information. Blackhawk is committed to protecting that confidential information. Your offer is therefore contingent upon you signing and returning this letter and the enclosed Confidentiality and Intellectual Property Agreement, which together set forth the contractual terms of your employment. In it, please pay special attention to the provisions requiring that you will not at any time disclose Blackhawk confidential information

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or use it for any purpose other than as authorized in fulfillment of your duties for Blackhawk. Please also note that all employees who have access to personal and confidential records of our employees and customers must take all necessary precautions to assure that they follow proper safeguards in order to protect the confidentiality of such records and to assure that such records are not disclosed to unauthorized individuals or entities.

Blackhawk and its subsidiaries and affiliates are committed to conducting our business in accordance with all applicable laws, rules and regulations and the highest ethical standards, including without limitations local anti-bribery or anti-corruption laws in countries where it operates (such as the U.S. Foreign Corrupt Practices Act, Canada’s Corruption of Foreign Public Officials Act, and the U.K.’s Bribery Act 2010). As a condition of your employment, you also agree to comply with Blackhawk’s policies regarding these laws applicable to Blackhawk’s operations world-wide.

Please be prepared to provide documentation to show that you are legally able to work in the United States your first day of work. (See attached list of acceptable documents. Present one item from List A or one item each from Lists B and C).

Once you accept your offer, we will abide by the terms of the offer; however, as with all our employees, your title and responsibilities are subject to change based upon the needs of our business. Please be aware that Blackhawk Network, Inc. is an “at will” employer and your employment is for no specific term, which means that the employment relationship may be terminated by either party at any time. Your employment is subject to this and the other company employment policies that will be available to you after your employment begins.

In the event of any disputes or claims regarding your employment, except as otherwise required by applicable law, you and Blackhawk agree to resolve them by binding arbitration, to be conducted in Pleasanton, California by the American Arbitration Association under its Employment Arbitration Rules and Mediation Procedures then in effect (including, in the event of actual or threatened violation of confidentiality or privacy obligations, its rules for emergency measures of protection); in addition, claims must be brought and arbitrated in a party’s individual capacity, and not as a plaintiff or class member in any purported class or representative proceeding. Neither you nor Blackhawk shall be entitled to join or consolidate claims in arbitration by or against any other party, or arbitrate any claim as a representative or member of a class. You may opt-out of the preceding arbitration and class action provisions by delivering a notice stating your intent to opt out of these provisions to ATTN: General Counsel, Blackhawk Network, 6220 Stoneridge Mall Rd, Pleasanton, CA 94588, by overnight mail within thirty days after the date of this letter.

To indicate your acceptance of the offer, please sign and date in the space provided below no later than October 19, 2017.

Chuck, we look forward to your acceptance of our offer, joining our team and being a strategic part of our successful future!

Sincerely,

/s/ Talbott Roche

Talbott Roche
Chief Executive Officer and President
Blackhawk Network, Inc.

Accepted by:
/s/ Charles O. Garner	October 19, 2017
Signature	Date
Charles O. Garner
Print Name
October 23, 2017
Anticipated Start Date

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* For purposes of this Offer Letter, a termination for “Cause” means a termination for any of the following reasons: (i) your continued failure to substantially perform your duties to Blackhawk, or to follow the reasonable directions of the Board of Directors or any superior officer, which is not cured within twenty (20) business days after notice to you thereof or, if cured, such problems recur; (ii) your engaging in an act of material misconduct that is materially injurious to Blackhawk’s reputation or business, whether monetarily or otherwise or your engaging in a material violation of any law, fraud, embezzlement, material acts of dishonesty or a conflict of interest relating to the affairs of Blackhawk or any of its affiliates; (iii) your breach of any fiduciary duty; (iv) your being charged with, convicted of, or a plea of no contest to, any felony or to any criminal charge involving moral turpitude or that could reasonably be expected to have a material adverse effect on the business or affairs of Blackhawk or any of its affiliates; (v) your committing an act of fraud or an act of dishonesty against, or misappropriating property belonging to, Blackhawk or its customers; (vi) your material breach of any legal or contractual obligation to Blackhawk or any of its affiliates, which breach, if reasonably curable, is not cured within thirty (30) days after notice to you thereof or, if cured, recurs; (vii) your material breach of this Offer Letter or the Confidentiality, Non-Solicitation, and Intellectual Property Agreement; or (viii) your material breach of any written Blackhawk policy, which breach, if reasonably curable, is not cured within thirty (30) days after notice to you thereof or, if cured, recurs.

** For purposes of this Offer Letter, “Good Reason” means the occurrence of any of the following without your consent (i) the material reduction of base salary other than as a result of an across-the-board reduction of total cash compensation for all management level employees; (ii) a material diminution of your authority, duties or responsibilities; or (iii) a relocation of your principal workplace by more than 50 miles. A condition shall not be considered "Good Reason" unless: (i) you give Blackhawk written notice of such condition within 30 days after such condition comes into existence; and (ii) Blackhawk fails to remedy such condition within 30 days after receiving such written notice; and (iii) you terminate your employment within 60 days following Blackhawk’s failure to remedy such condition.

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Exhibit A
SEPARATION AGREEMENT, GENERAL RELEASE OF CLAIMS
AND COVENANT NOT TO SUE
This Separation Agreement, General Release of Claims and Covenant Not to Sue (sometimes referred to herein as “Release Agreement”) is made on the date signed by Blackhawk Network, Inc., and is made by and between Blackhawk Network, Inc., an Arizona corporation, on the one hand, and [EMPLOYEE], on the other hand.
“Releasor,” “you”, “your” and similar pronouns as used herein, refers to [EMPLOYEE], and his/her marital community, heirs, executors, administrators and assigns.
“Blackhawk Network, Inc.” and “Blackhawk”, as used herein, refers to Blackhawk Network, Inc. and its successors and assigns, parents, subsidiaries, affiliates, divisions, partners, directors, officers, managers, agents and employees, and each of them.
WHEREAS, Releasor desires to compromise, settle and fully release any and all claims which he/she may have against Blackhawk related in any way to his/her employment with Blackhawk, any term or condition of that employment, or the termination of that employment, Releasor freely and voluntarily enters into and executes this Release Agreement in consideration of Blackhawk's agreement as follows:

A.
Severance. Subject to and in accordance with the terms of this Release Agreement, Blackhawk agrees to pay to EMPLOYEE NAME __Thousand, ___Hundred ___ Dollars and ___Cents ($), which represents ___ (#) weeks of severance pay at his/her final base salary. This lump sum severance payment will be subject to tax withholding. Provided that EMLOYEE NAME does not exercise the right of revocation provided for in Section 10(c), below, the severance payment will be processed as soon as reasonably practicable following the expiration of the seven (7) day revocation period described in Paragraph 10(c).

B.
Employee Benefits. Except as otherwise provided in this Release Agreement, Releasor’s employee benefits as a regular employee of Blackhawk shall terminate on the last day of the month of the Effective Date, in accordance with their respective terms and conditions. Blackhawk will reimburse Releasor for () month(s) of COBRA insurance premiums upon Releasor’s submission of evidence of payment of such premiums.

C.
Consideration Allocation. You agree that the severance payments described in Paragraph A are allocated as follows: (1) ninety percent (90%) of the payments are allocated as consideration for your fulfillment of the obligations needed to avoid termination of payments under Paragraph 2 below, and (2) ten percent (10%) of the payments are allocated as consideration for the Release Agreement’s remaining Releasor obligations.

In consideration of the foregoing and each payment made thereunder, Releasor agrees as follows:
1.     Termination Date: Releasor agrees that his/her employment will terminate with Blackhawk effective DATE (the “Effective Date”). For clarity, the parties acknowledge that the Effective Date is neither shortened nor extended based on the date when Releasor ceases to engage in work for Blackhawk.

2.     Termination of Severance Payments. As of the Execution Date and the Effective Date, Releasor's entitlement to any future payment under Paragraph A of this Release Agreement shall end, and Blackhawk shall have no further obligations to Releasor, immediately upon Releasor's commencement of employment with, or undertaking to provide any paid or unpaid consulting services to, any person or entity, other than Blackhawk, that is engaged in or is preparing to engage in the gift card or payments business, and that competes directly with Blackhawk in any geographical location, regardless of whether that is the geographical location in which Releasor was, is or will be assigned to work. Blackhawk shall be entitled to recover (and Releasor shall be deemed to have forfeited) any payments made to Releasor under Paragraph A, if Releasor accepts any employment with such competing business during the Severance Period. Notwithstanding this Paragraph, Releasor shall be entitled to 10% of the total amount of severance payments under this Release Agreement as consideration for Releasor’s remaining obligations under the Release Agreement, including the Release of Claims in Paragraph 3.

3.     Release of Claims. As of the Execution Date and the Effective Date, Releasor hereby releases and forever discharges Blackhawk of and from any and all claims, demands, actions, causes of action, damages and liabilities (all hereinafter referred to as "Claims"), whether or not now known, suspected or claimed, which Releasor possesses

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from his/her employment with Blackhawk, and any status, term or condition of such employment or the termination of that employment (“Release”). This Release and Release Agreement is expressly intended to, and does, extend to and include, but is not limited to, Claims under the following (as amended): Title VII of the Civil Rights Act of 1964; the Civil Rights Acts of 1866 and 1867; the Equal Pay Act; the Fair Labor Standards Act; the Age Discrimination in Employment Act of 1967; the Americans With Disabilities Act; the Employee Retirement Income Security Act; the Older Workers Benefit Protection Act; the California Fair Employment & Housing Act; the California Labor Code; the Employee Retirement Income Security Act of 1974; the Civil Rights and Women’s Equity Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Occupational Safety and Health Act of 1970; the Consolidated Omnibus Budget Reconciliation Act of 1985; the Family and Medical Leave Act of 1993; the Worker Adjustment and Retraining Notification Act of 1988; the Vocational Rehabilitation Act of 1973; the Equal Pay Act of 1963; the National Labor Relations Act; the California Unruh Civil Rights Act; the California Equal Pay Law; any similar or comparable statute or statutes in any state, including, without limitation, the civil rights laws of Arizona, California, Missouri, Nevada and Texas; and any other federal, state or local statutes, ordinances, constitutional provisions or regulations prohibiting any form or forms of discrimination in employment and/or relating to the payment of wages and benefits. This Release and Release Agreement also extends to and includes, but is not limited to, any Claims by Releasor for breach of any express or implied written or oral contract; intentional or negligent infliction of emotional distress; impairment or interference with economic activities or opportunities; unlawful interference with employment rights; defamation; wrongful termination; wrongful discharge in violation of public policy; breach of any express or implied covenant of good faith and fair dealing; and any and all other common law contract and/or tort Claims.

4.     Covenant Not to Sue. Releasor covenants and agrees never, individually or with any other person or entity or in any way, voluntarily to commence, aid in any way, prosecute or cause or permit to be commenced or prosecuted against Blackhawk any action or other proceeding based upon any Claim which is covered and released by this Release Agreement. Notwithstanding this Section, nothing in this Release Agreement prevents me from participating in any investigation or proceeding conducted by the EEOC, NLRB, SEC or comparable federal, state or local agency.

5.    Sole Right to Claims; No other Claims. Releasor represents and warrants that no other person or entity had or has any interest in the Claims referred to in this Release Agreement; that he/she has the sole right and exclusive authority to execute this Release Agreement; that he/she has not sold, assigned, transferred, conveyed or otherwise disposed of any Claim or demand relating to any matter covered by this Release Agreement; that he/she has not filed any claims, complaints, or actions of any kind against Blackhawk with any court of law, or local, state, or federal government or agency; that he/she has been properly paid for all hours worked for Blackhawk with the exception of the final payroll for the period through and including the Effective Date; that, other than the payments referred to herein, he/she has received all commissions, bonuses and other compensation due to him/her; and that he/she has not engaged in any unlawful conduct relating to Blackhawk’s business.

6.     No Admission of Liability. Releasor acknowledges and understands that the consideration referred to herein is provided without admission or concession by Blackhawk of any violation of any law or liability to Releasor; and that said consideration provides his/her with valuable benefits in addition to any to which he/she already is entitled under Blackhawk's employee benefit plans or otherwise.

7.    No Other Consideration; Return of Property. Releasor acknowledges and agrees that no consideration other than as provided for in this Release Agreement has been or will be paid or furnished by Blackhawk; that he/she will make no Claim and hereby waives any right he/she may now have or may hereafter have, based upon any alleged oral alteration, amendment, modification or any other alleged change in this Release Agreement; and that Releasor understands and has freely and voluntarily entered into and executed this Release Agreement. By the Effective Date, Releasor must return all Blackhawk property, including identification cards or badges, user logins and passwords for Blackhawk subscription services, Blackhawk issued devices, keys, laptops, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files such as research binders, and any work product in Releasor’s possession obtained or created pursuant to Releasor’s employment with Blackhawk over the years.

8.     Agreement Is Confidential. Releasor and Blackhawk covenant and agree that each will maintain in confidence the terms of this Release Agreement and that, unless required to do so by subpoena or other lawful process, and then only to the extent so required, they will not disclose any information concerning the Release or Release Agreement, or any of its specific terms or provisions, to the public, including but not limited to any social media posting or any person or entity other than Releasor’s attorneys, spouse, accountants or certified financial or tax advisors or

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Blackhawk’s officers, directors, attorneys, parents, subsidiaries, affiliates or certified or in-house accountants, financial or tax advisors, each of whom upon receipt of such information or this Release Agreement shall be bound by the terms of this Paragraph 8. Notwithstanding the foregoing or the provisions of Paragraph 11, nothing in this Release Agreement prohibits Releasor from exercising rights as specified in Paragraph 13 of this Release Agreement. Pursuant to the Defend Trade Secrets Act of 2016, I understand that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

9.    Waiver of Civil Code Section 1542. Releasor expressly waives any right or benefit available in any capacity under the provisions of Section 1542 of the California Civil Code, which section provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
Releasor expressly waives any right or benefit available in any capacity under the provisions of any state, federal or local statute, ordinance, constitutional provision or regulation similar or comparable to the foregoing Section 1542 of the California Civil Code.
10.     Releasor’s Rights. Releasor understands and agrees that:

(a)	he/she has a period of twenty-one (21) days to consider this Release Agreement and determine whether he/she wishes to execute the same (Releasor may waive this 21-day period);

(b)	any rights or claims that may arise after the Effective Date of this Release Agreement are not waived by his/her execution of the Release;

(c)
he/she has a non-waivable period of seven (7) days after the Execution Date (as defined in the signature block, below), within which he/she may revoke the Release Agreement and that the Release Agreement shall not become effective or enforceable until the seven-day revocation period has expired; and

(d)
in the event that Releasor fails timely to execute this Release Agreement and return the executed original thereof to Blackhawk, or if Releasor timely exercises the right of revocation provided for in Paragraph 10(c), above, then Blackhawk shall be relieved of any and all obligations to Releasor under this Release Agreement.

To the extent [EMPLOYEE] has executed this Release Agreement within less than twenty-one (21) days after its delivery to his/her; [EMPLOYEE] hereby acknowledges that his/her decision to execute this Release Agreement before the expiration of such twenty-one (21) day period was entirely voluntary. This Release Agreement is delivered to Releasor on [insert date].

11.     Confidential Information and Non-Solicitation. To the full extent enforceable by law, Releasor covenants and agrees that, without the express written consent of an executive officer of Blackhawk:

A.     He/She will not at any time, directly or indirectly, reveal or disclose to any person or entity, or otherwise use or exploit for the Releasor’s own benefit or for the benefit of any other person, any confidential, proprietary or trade secret information of or about Blackhawk, or any other Confidential Information, obtained during the course of his/her employment with Blackhawk; provided, however, that this paragraph shall not in any manner limit the protection of the Blackhawk’s trade secrets afforded by law, and, provided further, that Releasor’s obligations as

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to trade secrets shall continue indefinitely as provided by law. For purposes of this Paragraph 11, “Confidential Information” shall mean information and the compilation of information related to Blackhawk’s operation and business which derives economic value, actual or potential, from not being generally known to or readily ascertainable by other persons. Confidential Information includes, but is not limited to, the following: any information designated or labeled as ‘confidential’ or ‘proprietary’; any information which is of the type one would reasonably expect a business to maintain in confidence, including without limitation the following: legal or business development strategies, technical information, business information, personnel information and information relating to innovative activities, confidential information of third parties to which Blackhawk owes a duty of confidentiality or non-use, financial information, procedures, prototypes and samples, proposals or quotes made to or prepared for customers or prospective customers, vendor and customer lists and pricing information, compilations of information concerning clients or customers and prospective clients or customers, the composition or description of any future products or services that are or may be provided by Blackhawk, Blackhawk marketing or sales information, know how (including but not limited to the unique manner in which Blackhawk conducts business), and payment arrangements with customers or business accounts.

B.    He/She shall not, for a period ending one (1) year after the Effective Date hereof, directly or indirectly, for herself/himself or for any other person or entity (i) employ, attempt to employ, or assist in the employment of any of Blackhawk’s current employees with whom Releasor had material contacts, unless such employee has not been employed by Blackhawk for a period in excess of six (6) months, and/or (ii) use the Confidential Information of Blackhawk to call on or solicit any of the actual vendors or suppliers (except for legal service vendors or suppliers), customers or targeted prospective customers or clients (including, without limitation, content providers and distribution partners) of Blackhawk with whom Releasor has had material contacts during Releasor’s employment with Blackhawk, for the purpose of providing the same or similar services which Releasor provided to Blackhawk, nor shall Releasor make known the names and addresses of such customers or clients, or any such information relating in any manner to Blackhawk’s trade or business relationships with such customers or clients. Releasor agrees that for purposes of this non-solicitation covenant and agreement, Releasor shall be reasonably considered to have had “material contact” if Releasor dealt on behalf of Blackhawk with the employee, customer or client, or if Releasor supervised any employee or contractor who dealt with the same.

12.    Cooperation in Legal Proceedings. Releasor covenants and agrees that he/she will cooperate fully when and as reasonably required by Blackhawk in the defense or prosecution of any claims, charges, complaints or lawsuits that have been or may hereafter be filed by or against Blackhawk, in which event Blackhawk will indemnify Releasor in the same manner and to the same extent as if he/she were still employed by Blackhawk. Such cooperation will include, but is not limited to, meeting with Blackhawk’s counsel and being available for deposition and/or trial testimony upon reasonable notice. Blackhawk agrees that indemnification shall include reimbursement of Releasor for reasonable expenses incurred by his/her in furnishing such cooperation.

13.     Non-Disparagement; Administrative Charges. [EMPLOYEE] on his/her own behalf and on behalf of each Releasor covenants and agrees that for the longest period legally enforceable, he/she shall not, whether acting for Releasor or for any third party, disparage the image or reputation of Blackhawk or any of its subsidiaries or affiliates and their officers, senior management employees and professional employees. Blackhawk covenants and agrees that its officers, senior management employees and professional employees shall not disparage the image or reputation of [EMPLOYEE]. Nothing in any provision of this Release Agreement shall affect [EMPLOYEE’s] right to file a charge with the EEOC, the NLRB, SEC or any other federal, state or local administrative agency or limit [EMPLOYEE’s] lawful opportunity to cooperate with or participate in any administrative proceeding or investigation. However, where this is not prohibited by applicable law, rule, or regulation, the severance payments paid to [EMPLOYEE] by this Release Agreement shall be the sole monetary relief available to [EMPLOYEE] for the Claims being released in this Release Agreement, and [EMPLOYEE] will not be entitled to recover, and agrees to waive, any additional personal monetary relief that may be sought from or awarded against Blackhawk in the future without regard to who filed or brought such claim. In addition, nothing in this Agreement shall restrict any legal rights to engage in protected activities regarding the terms and conditions of employment. Notwithstanding this release of liability, nothing in this Release Agreement prevents me from filing any non-legally waivable claim (including a challenge to the validity of this Release Agreement) with the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), the Securities and Exchange Commission (“SEC”) or comparable federal, state or local agency or participating in any investigation or proceeding conducted by the EEOC, NLRB, SEC or comparable federal, state or local agency; however, I understand and agree that, where this is not prohibited by applicable law, rule, or regulation, I am waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC, NLRB, SEC or comparable federal, state or local agency proceeding or subsequent legal actions.

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14.    Injunctive Relief. Releasor understands and agrees that a breach of any of the agreements, covenants, representations or warranties set forth in Paragraphs A, B, 2, 3, 4, 5, 8, 9, 11, 12 and 13 above, shall be a material breach of the Release Agreement, for which Blackhawk may, at its sole option: i) immediately cease providing to Releasor any of the benefits provided for in this Release Agreement; and/or ii) seek injunctive relief, reimbursement of all monies paid to Releasor herein, damages, attorneys’ fees and costs.

15.    Governing Law. This Release Agreement shall be governed by the laws of the State of Arizona, without regard to the choice of law provisions thereof. Releasor hereby expressly consents to personal jurisdiction and venue in the State and federal courts located in Maricopa County, Arizona for any lawsuit arising from or relating to this Release Agreement, without regard to his/her then-current residence or domicile, and hereby expressly and irrevocably waives any objection to such jurisdiction and venue. Notwithstanding the foregoing, if any severance payment or other benefit hereunder requires Releasor to temporarily continue on Blackhawk’s payroll in California, then this Release Agreement shall be governed by the laws of the State of California, without regard to the choice of law provisions thereof, and Releasor agrees to personal jurisdiction and venue in the State and federal courts located in San Mateo County, California for any lawsuit arising from or relating to this Release Agreement, without regard to his/her then-current residence or domicile, and hereby expressly and irrevocably waives any objection to such jurisdiction and venue.

16.     Attorneys’ Fees and Expenses. If an action is brought by either Party for breach of any provision of this Agreement, the non-breaching Party shall be entitled to recover all reasonable attorneys' fees and costs in defending or bringing such an action.

17.     Severability. In case any provision of this Release Agreement shall be determined to be invalid, illegal, or unenforceable for any reason, the remaining provisions of this Release Agreement shall be unaffected and unimpaired thereby and shall remain in full force and effect to the fullest extent permitted by law.

18.     Voluntary Execution of Agreement. This Release Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. [EMPLOYEE] hereby acknowledges that (a) he/she has read this Release Agreement, (b) he/she has been represented in the preparation, negotiation, and execution of this Release Agreement by legal counsel of his/her own choice or that he/she has voluntarily declined to seek such counsel, (c) he/she understands the terms and consequences of this Release Agreement and of the releases it contains, and (d) he/she is fully aware of the legal and binding effect of this Release Agreement.

19.     Counterparts. This Release Agreement may be signed in counterpart originals with the same force and effect as though a single original were executed.

20.     Entire Agreement. Except to the extent subject matter in this Release Agreement limits rights of Blackhawk (including its predecessors) in any prior agreements between the parties, this Release Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of the Release Agreement, and the Release Agreement supersedes all prior agreements between the parties with respect to the subject matter covered herein, whether written or oral, except as otherwise expressly provided herein. Notwithstanding the foregoing, nothing herein is intended to supersede, limit or replace any prior non-competition, non-solicitation, and/or non-disclosure covenants or agreements, which shall continue and remain in full force and effect per the terms of those covenants/agreements. Where the subject matter in this Release Agreement would otherwise limit Blackhawk’s rights in any prior agreements between the parties, all Blackhawk rights related to such subject matter are incorporated herein and preserved to the fullest extent allowable by applicable law.

Dated: ____________________, 2017
("Execution Date")	[EMPLOYEE]
Dated: ____________________, 2017	Blackhawk Network, Inc.

By:
Name:	Suzanne Kinner
Its:	GVP. Human Resources

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